Exhibit 10.5

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT is dated as of July 1, 2011 between ANAREN, INC., a New York Corporation (“Anaren”), and DAVID FERRARA (“Employee”).  The term “Anaren” shall mean all of its subsidiaries, whether directly or indirectly owned.

Recitals

A.           Employee is currently employed by Anaren as Secretary and General Counsel.

B.	Anaren desires to retain the services of Employee and to induce Employee to remain with Anaren.

C.	In consideration of the agreements of the parties contained in this Agreement, and intending to be legally bound by the terms of this Agreement, the parties agree as follows:

Terms

1.           Term of Agreement.

The term of this Agreement shall be for the period from the date of this Agreement to June 30, 2016.  This Agreement shall automatically expire, effective June 30, 2016, unless otherwise renewed by the parties.

2.           Change of Control.

(a)           Subject to the other terms, conditions and limitations of this Agreement, if Employee’s employment by Anaren ends within two (2) years following a “Change of Control” that occurs during the term of this Agreement, and if such termination is due to Employee’s involuntary termination of employment for reasons other than “Cause,” then Anaren, or its successor, shall:

(i)           Pay to Employee an aggregate severance benefit determined as follows:

(A)
If Employee has completed 20 or more years of service with Anaren, then the severance benefit shall equal the sum of (I) 200% of Employee’s then current base annual salary, (or 200% of the Employee’s base salary at the time of the Change of Control, whatever is greater) plus (II) an amount equal to the sum of the previous two years’ non-equity incentive bonus plan payments earned by Employee for the two fiscal years that ended immediately prior to the fiscal year during which the “Change of Control” occurs; and

(B)
If Employee has completed less than 20 years of service with Anaren, then the severance benefit shall equal the sum of (I) 100% of Employee’s then current base annual salary, plus (II) an amount equal to the non equity incentive bonus plan payments earned by Employee in the fiscal year that ended immediately prior to the fiscal year during which the “Change of Control” occurs.

(ii)           Treat as immediately exercisable all options granted by Anaren to Employee to acquire Anaren common stock that are not exercisable or that have not been fully exercised, so as to permit Employee (or his beneficiary) to purchase any portion or all of the Anaren common stock not yet purchased pursuant to each such option until the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the

(iii)            date the option was granted; and Treat as immediately vested all restricted Anaren stock, or any restricted stock received by Employee in exchange for Anaren stock, if any, issued to Employee, so that Employee (or his beneficiary) shall be free to dispose of any such stock previously granted to Employee; and

(iv)           Subject to the cancellation provisions described in paragraph 2(c) below, provide Employee with continuation of life, disability and health insurance benefits, under the same terms and conditions that Anaren provides such insurance to its active employees for a period of 24 months (12 months, if Employee has completed less than 20 years of service with Anaren).

(b)           The severance benefit described in paragraph 2(a)(i) shall be paid in substantially equal monthly installments over a period of 24 months (12 months, if Employee has completed less than 20 years of service with Anaren), beginning with Anaren’s first regular payroll following Employee’s termination of employment.  If Employee dies prior to receiving all of the payments due pursuant to paragraph 2(a)(i), then any unpaid amounts shall be paid to the beneficiary designated by Employee on the “Beneficiary Designation Form” attached to this Agreement as Appendix A.

(c)           Upon expiration of the period described in paragraph 2(a)(iv), Employee (and Employee’s qualified beneficiaries) shall be eligible to commence COBRA continuation benefits, in accordance with the COBRA provisions of Anaren’s group health plan.

(d)           In the event that any payment or benefit received or to be received by Employee in connection with a change of control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter called “Total Benefits”) would be subject (in whole or part) to the excise tax imposed pursuant to Internal Revenue Code Section 4999, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of such excise tax.  If an agreement to restructure payments cannot be reached within sixty days of the date the first payment is due under this paragraph 2, then payment shall be made without restructuring.  However, the cash severance payments provided in this paragraph 2 shall first be reduced, and the other payments and benefits hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Benefits will be subject to such excise tax, but only if (i) is greater than or equal to (ii), where (i) equals the reduced amount of such Total Benefits minus the aggregate amount of federal, state and local income and employment taxes on such reduced Total Benefits, and (ii) equals the unreduced amount of such Total Benefits minus the sum of (A) the aggregate amount of federal, state and local income and employment taxes on such Total Benefits, and (B) the amount of excise tax to which Employee would be subject in respect of such unreduced Total Benefits.

(e)           Payments made and benefits provided pursuant to this paragraph 2 shall be subject to withholding for income, employment and other similar taxes Anaren may be required to withhold.

(f)           As a condition to Anaren’s obligation to provide the payments and benefits pursuant to this paragraph 2, Employee must first execute a General Release that releases and discharges Anaren from all claims of any type arising out of Employee’s employment or the termination of employment.

(g)           For purposes of this Agreement, a “Change of Control,” shall be deemed to have occurred if:

(i)           during any 12-month period, any “person” including a “group” (as determined in accordance with Section 13D(3) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of Anaren representing 50% or more of the combined voting power of Anaren’s then outstanding securities;

(ii)           as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, a majority of members of Anaren’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Anaren’s Board of Directors before the date of the appointment or election;

(iii)           Anaren is merged or consolidated with another entity and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Anaren, other than (A) affiliates within the meaning of the Exchange Act or (B) any party to the merger or consolidation; or

(iv)           Anaren, Inc. sells or otherwise transfers for value ownership of substantially all of its assets to another entity that is not controlled by or a shareholder of Anaren, Inc.

3.           Termination For “Cause”.

(a)           Notwithstanding any contrary provision contained in paragraph 2, Anaren may terminate Employee’s employment and this Agreement for “Cause” (defined below) at any time, effective upon receipt by Employee of written notice of termination.  Upon termination of employment for “Cause,” Employee shall be entitled only to the salary due Employee from Anaren to the date of receipt by Employee of written notice of termination.

(b)           Termination for “Cause” for purposes of this Agreement shall include, but not be limited to, any of the following:

(i)           any act of fraud or the commission of a felony; or

(ii)           intentional disclosure of confidential or proprietary Anaren information to the detriment of Anaren; or

(iii)           unreasonable neglect or refusal to perform the material duties of his or her position, unless such neglect or refusal is cured within a reasonable period of time (of at least 30 days) following written notice to Employee of such neglect or refusal.

(c)           Employee’s refusal to relocate beyond a forty mile radius from Anaren’s East Syracuse Headquarters or Employee’s refusal to accept a reduction in base salary greater than 10% of the base salary in effect at the time of the Change of Control shall not be deemed “Cause” for purposes of this Agreement.

4.           Covenants.

(a)           Confidentiality.  Employee shall not, without the prior written consent of Anaren, disclose or use in any way, either during employment by Anaren or thereafter, except as required in the course of employment by Anaren, any confidential business or technical information or trade secrets acquired in the course of Employee’s employment by Anaren.  Employee acknowledges and agrees that it would be difficult to fully compensate Anaren for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Anaren shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision.  Anaren’s right to obtain injunctive relief shall not, however, diminish Anaren’s right to claim and recover damages.  Employee commits to use his or her best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Anaren or Anaren’s subsidiaries, or any of its or their dealings, transactions or affairs which may come to Employee’s knowledge in the pursuance of its duties on behalf of Anaren.

(b)           No Competition.  Employee’s employment is subject to the condition that during the term of his or her employment and for a period of 24 months (12 months, if Employee has completed less than 20 years of service with Anaren) from the date of the termination of employment (the “Date of Termination”) Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business which principal business directly competes with Anaren on the date of termination.  Ownership by Employee of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

(c)           Non-Solicitation.  While Employee is employed by Anaren, and for a period of 24 months after Employee’s employment with Anaren ends, Employee shall not directly or indirectly solicit (other than on behalf of Anaren) business or contracts for any products or services of the type provided, developed or under development by Anaren during Employee’s employment by Anaren, from or with (x) any person or entity which was a customer of Anaren for such products or services as of, or within 24 months prior to, the date of Employee’s termination of employment with Anaren, or (y) any prospective customer which Anaren was soliciting as of, or within 24 months prior to, Employee’s termination.  Additionally, while Employee is employed by Anaren, and for a period of 24 months after Employee’s employment with Anaren ends, Employee will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by Anaren during Employee’s employment with Anaren.  Employee will not at any time knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which Anaren was involved or was contemplating during Employee’s employment with Anaren, including but not limited to relationships with customers, prospective customers, agents, contractors, vendors, service providers, and suppliers.

(d)           Non-Recruitment.  While Employee is employed by Anaren, and for a period of 24 months after Employee’s employment with Anaren ends, Employee shall not, directly or indirectly, solicit, recruit, or hire, or in any manner assist in the hiring, solicitation or recruitment of any of individual who is or was an employee of Anaren, or who otherwise provided services to Anaren, within 24 months prior to the termination of Employee’s employment with Anaren.

(e)           Affiliates of Anaren.  It is understood that the covenants described in this paragraph 8 shall be interpreted and applied to protect the business interests of all of Anaren parents, subsidiaries, and other affiliates.

(f)           Termination of Payments.  Upon the breach by Employee of any covenant under this paragraph 4, Anaren may offset and/or recover from Employee immediately any and all of the severance compensation paid to Employee under paragraph 2 hereof in addition to any and all other remedies available to Anaren under law or in equity.

5.           Miscellaneous.

(a)           Notices.  Any and all notices with respect to this Agreement shall be sufficient if furnished personally in writing or sent by certified mail, return receipt requested, to the last known address or other address designated by the parties to this Agreement.

(b)           Entire Agreement; Release From Prior Agreements.  This Agreement represents the entire agreement between the parties regarding the subject matter of the Agreement and specifically supersedes any and all oral or written agreements previously entered into by the parties, and each party releases the other party of all obligations and liabilities with respect to any prior employment agreements between the parties.

(c)           Governing Law.  This Agreement, having been made and duly executed within the State of New York, shall be construed and governed in accordance with and pursuant to New York law.

(d)           Waiver.  In the event that any breach of this Agreement by Employee or Anaren is waived by act or failure to act, such waiver shall not constitute a waiver of any subsequent breach by either party.

(e)           Severability and Construction.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only that particular provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not a part of the Agreement.  This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  Accordingly, the parties intend to maximize the application of the exceptions to deferred compensation treatment stated in Treasury Regulation sections 1.409A-1(b)(9)(iii) and (v) that generally exempt from the treatment of deferred compensation payments and benefits that are provided under a separation pay plan to the extent limited payments are made, and/or limited benefits are provided, for a limited period of time following Employee’s separation from service.  However, to the extent payments and/or benefits provided pursuant to this Agreement result in the deferral of compensation under Internal Revenue Code Section 409A, such payments and/or benefits shall not be provided earlier than six months following Employee’s separation from service, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A.

(f)           Binding Effect.  This Agreement may not be assigned by Employee or Anaren, except that this Agreement shall be binding upon and shall inure to the benefit of any successor of Anaren through merger, corporate reorganization, Change of Control or otherwise.  Anaren shall use its reasonable best efforts to ensure that any successor to Anaren provides the successor’s written acknowledgement of the successor’s obligations under this Agreement.  Such a written acknowledgement, however, shall not be a condition to the successor’s assumption of the obligations imposed on the successor by this Agreement.

(g)           Arbitration and Fees.  Any dispute between the parties relating to the terms of this Agreement, or any interpretation, construction or enforcement hereof, shall first be submitted to non-binding arbitration in Syracuse, New York in accordance with the rules and regulations of the American Arbitration Association then in effect.  Each party shall be responsible for its own costs and expenses in pursuing non-binding arbitration, and any arbitration fees or costs shall be shared equally between the parties.  However, if Employee is a party in an arbitration to collect payments due pursuant to this Agreement and prevails in collecting payments due in the arbitration or settlement of the arbitration, Anaren shall reimburse Employee for reasonable attorneys’ fees incurred by Employee in connection with such arbitration; provided that (i) the foregoing right to reimbursement shall be limited to eligible expenses incurred within the first 60 months that follow Employee’s termination of employment, (ii) reimbursement of eligible expenses shall be made by the last day of Employee’s taxable year following the taxable year in which the expenses were incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the parties have signed this Agreement after full opportunity to read and discuss the provisions of the Agreement, and both parties voluntarily assent to this Agreement with full understanding of its provisions.

EMPLOYEE

DATE: July 1, 2011	/s/ David Ferrara
David Ferrara
Secretary and General Counsel

ANAREN, INC.

Date: July 1, 2011	By: /s/ Lawrence A. Sala
Lawrence A. Sala
President & CEO